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                                                                 EXHIBIT 10.38

                                      LEASE

This LEASE made November 16, 2000 by and between Schleicher & Schuell, Inc., a Delaware corporation with offices at 10 Optical Avenue, Keene, NH
03431(hereinafter "Landlord"), and Merrimack Services Corporation, a Delaware corporation with offices at 730 Milford Road, Merrimack, New Hampshire 03054 (hereinafter "Tenant").

     WHEREAS, Landlord owns a certain building known as 10 Optical Avenue, Keene, New Hampshire; and

     WHEREAS, Tenant desires to lease certain space in said building (the "Premises"),

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. PREMISES. Landlord agrees to lease to Tenant the Premises, comprising an area of 10,374 square feet, more or less, located at 10 Optical Avenue, Keene, New Hampshire. Tenant may sublease the Premises, or portions thereof, to its affiliated corporations provided it remains liable to Landlord for the rent.

2. TERM. The term of this Lease shall be five (5) years, commencing upon completion of renovations (see Schedule "A") and delivery of the Premises to Tenant, which shall be evidenced by a Certificate of Occupancy issued by the City of Keene.

3. OPTION. Landlord hereby grants to Tenant two (2) additional two-year extensions to this Lease, at Tenant's sole option. Tenant may exercise said options by providing Landlord with written notice of its intent to exercise the options no later than ninety (90) days before the termination of the Lease or any subsequent extension.

4.   RENT.

     (a) Tenant shall pay rent to Landlord at a rate of $11.75 per square foot per annum, or $121,894.50 per annum, paid in 12 equal monthly installments of $10,157.88 on the 1/st/ day of each month during the initial term of this Lease, less the following amount: The final actual total of Column B on Attachment A, divided by 5 years, divided by 10,374 square feet. In addition,
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tenant shall pay, as additional rent, the sum of $1,000.00 per month for the parking described in paragraph 15. Annually, on the anniversary date of this Agreement, the Landlord may increase the monthly parking rate per CPI, not to exceed 5%.

     (b) During the first option term, if exercised, Tenant shall pay rent to Landlord at a rate of $11.75 per square foot per annum, or $121,894.50 per annum, subject to annual increase in accordance with CPI, not to exceed 5%, paid in 12 equal monthly installments on the 1st day of each month during first option term of this Lease.

     (c) During the second option term, if exercised, Tenant shall pay at a per annum rate established for prior option term plus adjustment per CPI.

5. DEPOSIT. A deposit consisting of an amount equal to one (1) month's rent shall be paid commensurate with the payment of the first monthly rental payment. This deposit shall be applied towards the last month's rent.

6. RENOVATIONS. Landlord authorizes tenant to contract services of others to renovate the space defined by Attachment A, including "selective demolition, new wall construction, ceilings, flooring, ADA compliant restrooms, electrical/mechanical systems, fire protection and room finishes, in accordance with architectural documents to be developed and attached to this document as Attachment B. For the sake of expediting this effort, the budget values identified in Attachment A shall be used to calculate the reduction of lease rate commensurate with the tenants investment in initiation renovation of the premises. Upon completion of the renovation, the reduced lease rate may be adjusted via amendment, to reflect actual costs incurred.

7. OPERATIONS. The parties agree that each shall furnish and pay for the cost of operations as indicated below:

                                                                                To be furnished by:
     (a)  Utilities (electricity, heat, water, sewer, phone).                   Tenant
     (b)  Trash removal.                                                        Tenant
     (c)  Replacement of bulbs and fluorescent tubes.                           Tenant
     (d)  Window washing.                                                       Landlord
     (e)  Replacement of broken glass.                                          Landlord

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
     (f)  Janitorial and cleaning services.                                     Tenant
     (g)  All maintenance and repairs to the Premises including
          HVAC .                                                                Landlord
     (h)  Common area costs, including clearing and removal
          of ice and snow from walkways, parking lot area and
          roof when necessary for safety, sanding, and grounds
          maintenance.                                                          Landlord
     (i)  Structural integrity of the roof and buildings and
          replacement of any part of the HVAC system when
          necessary.                                                            Landlord
     (j)  Parking lot maintenance, including asphalt sealing and
          repair and re-striping.                                               Landlord
     (k)  Maintenance and repair of fuel storage tanks including
          any underground fuel storage tanks.                                   Landlord

7.   INSURANCE.

     (a) Landlord shall maintain all-risk property insurance on the Premises in at least the amount of the replacement value of the Premises. Landlord shall also maintain combined bodily injury and property damage insurance on said property in an amount not less than Five Hundred Thousand Dollars ($500,000.00) and One Million Dollars ($1,000,000.00) in aggregate. Insurance policies shall be issued by financially responsible insurers authorized to do business in the State of New Hampshire.

     (b) Tenant shall maintain liability insurance on its business and operations on the Premises, in an amount of not less than Five Hundred Thousand Dollars ($500,000.00) per incident and One Million Dollars ($1,000,000.00) in aggregate. Insurance policies shall be issued by financially responsible insurers authorized to do business in the State of New Hampshire.

       (c) Each party shall provide the other party of evidence of insurance upon execution of this Lease and thereafter upon request.
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8.   TAX.  Landlord shall pay all real estate taxes when due. In the event
Landlord fails to pay any such tax or related charges when due, Tenant shall have the option to pay such tax and related charges and deduct said amounts from its rent payments.

9. LANDLORD'S REMEDIES. Landlord may deem Tenant to be in breach of this Lease following any of the following events, upon written notice to Landlord:

     (a) If Tenant fails to pay rent or other charges and assessments when due and payable under this Lease within ten (10) days following written notice of failure to pay;

     (b) If Tenant fails to commence to cure any other violation of its covenants within twenty (20) days following written notice thereof or, having commenced to cure, fails to conclude such cure with reasonable diligence; and

     (c) Upon the adjudication of Tenant as a bankrupt or the appointment of a receiver of its property.

10. UNTENANTABILITY. If the Premises, or any portion thereof, are made untenantable by fire, the elements, or other casualty, rent for the leased Premises, or affected portion thereof, shall abate from the date of such casualty until its restoration to tenantability. Landlord shall restore the Premises with all reasonable speed and, if Landlord does not restore the Premises or the affected portion thereof to tenantability within one hundred twenty (120) days, Tenant may terminate this Lease. If the Premises are more than fifty percent (50%) destroyed by such casualty, either Landlord or Tenant may terminate this Lease unless Landlord is able to rebuild and restore the premises within one hundred twenty (120) days of such casualty. Rent shall abate during such period of untenantability.

11. INSPECTION. Landlord shall have the right upon reasonable notice to enter the premises during normal business hours for reasonable inspections and, in addition, shall have the right to show the Premises to prospective tenants during the last 60 days of the term, provided the Landlord and its guests are accompanied by Tenant.
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12.  LANDLORD'S IMPROVEMENTS.

     (a) Landlord shall have the right at its own expense to re-landscape and make cosmetic changes to the Premises during the term of the Lease. Any such work will be coordinated with Tenant so that business operations of the Tenant will not be disturbed and security of the Premises is not compromised.

     (b) Landlord may at its own expense place a "for lease" sign on the property if the Tenant does not exercise the option to extend this Lease.

13. SIGNS. Landlord must approve in advance of installation any signs, lettering or plaques that Tenant desires to affix to the building, doors, windows, or any exterior part of the Premises. Such approval shall not be unreasonably withheld.

14. TENANT'S ALTERATIONS AND IMPROVEMENTS. Except for the fix-up work described herein, Tenant shall not make any alterations or improvements to the Premises without the prior written consent of Tenant, which consent shall not be unreasonably withheld.

15.  PARKING.

     (a) Landlord shall provide on the Premises the required parking spaces for Tenant and its employees and guests. These spaces shall be for the use of Tenant's employees on the Premises, as well as employees and guests of the Tenant's 450 Marlboro Street facility.

16. EFFECT OF TERMINATION. Upon termination of this Lease, or any extension thereof, any and all improvements, alterations or modifications that are affixed to the real estate, and normally considered to be part of the real estate, shall become the property of the Landlord. This includes, but is not limited to, ceilings, flooring, carpeting, shelving (which is affixed to the real estate), partitions, walls, wall coverings and the like. Upon termination of this Lease, Tenant may remove its own personal property not considered fixtures, such as Venetian blinds, curtains, office equipment, business machines, trade fixtures, signs and the like.

17. CONDEMNATION. If the leased Premises, or any significant portion thereof, are taken by eminent domain, or condemned for public use, this Lease may be terminated upon written
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notice by either Landlord or Tenant, and any and all awards for such taking shall be the exclusive property of the Landlord; provided, however, that nothing contained herein shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority in such condemnation proceedings for loss of business or depreciation or, damage to, or cost of removal of, or the value of stock and other personal property belonging to the Tenant; provided, however, that no such claim shall diminish or otherwise adversely affect Landlord's award or the award of any mortgagee.

18. SUCCESSORS AND ASSIGNS. This Lease is binding on the parties hereto and their respective heirs, executors, administrators, successors and assigns. This Lease may be assigned by Tenant to its parent, subsidiary, or sister corporations, provided that Tenant shall remain obligated to make all payments required hereunder.

19. ENTIRE AGREEMENT. This Lease embodies the entire agreement between the parties, and there are no promises, terms, conditions or obligations referring to the subject matter herein other than those contained herein. There may be no modification of this Lease except in writing, executed by both Landlord and Tenant with the same formalities as this Lease.

20. GOVERNING LAW. This Lease shall be construed under the laws of the State of New Hampshire.

Agreed:

Schleicher & Schuell, Inc.                        Merrimack Services Corporation

By: /s/  Peter Konstantin                         By: /s/  Wayne L. Wilson
------------------------------                    ------------------------------
Peter Konstantin,                                 Wayne Wilson, President
President, General Manager

                                                          Legal Dept.

                                                        /s/ ILLEGIBLE
                                                        -----------------
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Attachment A

Renovations to 10,374 square feet at 10 Optical Avenue, Keene, NH

Task                                                                         Column A                 Column B
----                                                                         Budget Value             Credit Toward
                                                                             ------------             -------------
                                                                                                      Rent
                                                                                                      ----
Architectural Development                                                   $ 14,800.00               $      0.00
General Conditions (Supervision, dump fees, demolition)                     $ 15,740.00               $ 15,740.00
Sitework (walkway, landscaping)                                             $  9,550.00               $      0.00
Concrete (floor patches/trenching)                                          $  1,700.00               $  1,700.00
Masonry (for new entry)                                                     $  1,200.00               $      0.00
Masonry (for restroom - ADA - needs)                                        $  2,800.00               $  2,800.00
Roof (curbs/penetrations)                                                   $  6,500.00               $  6,500.00
Carpeting                                                                   $ 27,800.00               $      0.00 *
Carpentry (partitions, ceilings, painting)                                  $ 50,790.00               $ 25,395.00
Carpentry (cabinets)                                                        $  5,400.00               $      0.00
New Entry                                                                   $  8,800.00               $      0.00
Mechanical Systems (plumbing/HVAC)                                          $186,160.00               $186,160.00
Electrical (power, lighting)                                                $ 42,900.00               $ 42,900.00
Electrical (power distribution to workstations)                             $ 15,000.00               $      0.00
Fire Protection (sprinkler system)                                          $ 16,975.00               $ 16,975.00
Contingency                                                                 $  5,000.00               $  5,000.00
                                                                            $411,115.00               $303,170.00

Values listed are Budget Values only. Actual costs to be confirmed via competitive pricing and resulting credit toward rent shall be adjusted according via amendment to Lease upon completion of renovations. Landlord and Tenant agree to work collectively to control cost of renovation effort.

Using budget values shown above, the credit toward rent, on a per square foot basis, shall be as follows:
$303,170.00 / 5 years / 10,374 sf = $5.84/sf


Final Actual Amount:
                                      $5.84

*Denotes budget amount. Actual cost shall be calculated at 50% of carpentry cost incurred.